As filed with the Securities and Exchange Commission on March 31, 2020
Investment Company Act File No. 811-23441

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2

(CHECK APPROPRIATE BOX OR BOXES)

☒ REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

☒ Amendment No. 2

NB CROSSROADS PRIVATE MARKETS
FUND VI ADVISORY LP

(Exact name of Registrant as specified in Charter)

325 North Saint Paul Street, 49th Floor
Dallas, Texas 75201
(Address of principal executive offices)

Registrant’s Telephone Number, including Area Code: (212) 476-8800

Corey Issing
Neuberger Berman Investment Advisers LLC
1290 Avenue of the Americas
New York, NY 10104
(Name and address of agent for service)

COPY TO:

Nicole M. Runyan, Esq.
Proskauer Rose LLP
Eleven Times Square
New York, NY 10036

This Registration Statement of NB Crossroads Private Markets Fund VI Advisory LP (the “Registrant”) has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. Limited partnership interests in the Registrant (“Interests”) are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(a)(2) of the Securities Act. Investments in the Registrant may only be made by entities or persons that are both (i) “accredited investors” within the meaning of Regulation D under the Securities Act and (ii) “qualified clients” as defined in Rule 205-3 under the Investment Advisers Act of 1940, as amended. This Registration Statement does not constitute an offer to sell, or the solicitation of any offer to buy, Interests in the Registrant.

NB CROSSROADS PRIVATE
MARKETS FUND VI ADVISORY LP

March 2020

Supplement to the Confidential Private Offering Memorandum
Dated July 2019

A REGISTRATION STATEMENT TO WHICH THE CONFIDENTIAL PRIVATE OFFERING MEMORANDUM (THE "OFFERING MEMORANDUM") OF NB CROSSROADS PRIVATE MARKETS FUND VI ADVISORY LP (THE "REGISTRANT") RELATES HAS BEEN FILED BY REGISTRANT PURSUANT TO SECTION 8(B) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED. LIMITED PARTNERSHIP INTERESTS IN THE REGISTRANT ("INTERESTS") ARE NOT BEING REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND WILL BE ISSUED SOLELY IN PRIVATE PLACEMENT TRANSACTIONS THAT DO NOT INVOLVE ANY "PUBLIC OFFERING" WITHIN THE MEANING OF SECTION 4(A)(2) OF THE SECURITIES ACT. INVESTMENTS IN THE REGISTRANT MAY ONLY BE MADE BY ENTITIES OR PERSONS THAT ARE BOTH (I) "ACCREDITED INVESTORS" WITHIN THE MEANING OF REGULATION D UNDER THE SECURITIES ACT AND (II) "QUALIFIED CLIENTS" AS DEFINED IN RULE 205-3 UNDER THE INVESTMENT ADVISERS ACT OF 1940, AS AMENDED. THE REGISTRATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF ANY OFFER TO BUY, INTERESTS IN THE REGISTRANT.

THE INFORMATION CONTAINED IN THIS SUPPLEMENT TO THE OFFERING MEMORANDUM IS QUALIFIED IN ITS ENTIRETY BY THE REGISTRATION STATEMENT ON FORM N-2, AS AMENDED, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

THIS SUPPLEMENT TO THE OFFERING MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, A SECURITY IN ANY JURISDICTION OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN THAT JURISDICTION.

NB Crossroads Private Markets Fund VI Advisory LP Supplement
March 2020

The information set forth below supplements and supersedes any contrary information contained in the Confidential Private Offering Memorandum dated July 2019 (the "Memorandum") of NB Crossroads Private Markets Fund VI Advisory LP (the "Fund").  Prospective Investors are urged to read carefully the Fund's Memorandum and Limited Partnership Agreement, as amended and restated from time to time.  Capitalized terms not otherwise defined herein shall have the same meaning as provided in the Memorandum.  If the prospective Investor wishes to invest in the Fund, the Investor must complete, execute and return the Fund's Subscription Agreement.
*          *          *

The section of the Memorandum entitled "Risk Factors and Potential Conflicts of Interest – Risk Factors" is supplemented as follows:

Epidemics, Pandemics, Outbreaks of Disease and Public Health Issues

The Adviser's and Neuberger Berman's business activities as well as the activities of the Fund and its operations and investments could be materially adversely affected by outbreaks of disease, epidemics and public health issues in Asia, Europe, North America, the Middle East and/or globally, such as COVID-19 (and other novel coronaviruses), Ebola, H1N1 flu, H7N9 flu, H5N1 flu, Severe Acute Respiratory Syndrome, or SARS, or other epidemics, pandemics, outbreaks of disease or public health issues.

In particular, coronavirus, or COVID-19, has spread and is currently spreading rapidly around the world since its initial emergence in December 2019 and has negatively affected (and may continue to negative affect or materially impact) the global economy, global equity markets and supply chains (including as a result of quarantines and other government-directed or mandated measures or actions to stop the spread of outbreaks). Although the long-term effects of COVID-19 (and the actions and measures taken by governments around the world to halt the spread of such virus) cannot currently be predicted, previous occurrences of other epidemics, pandemics and outbreaks of disease, such as H5N1, H1N1 and the Spanish flu, had material adverse effects on the economies, equity markets and operations of those countries and jurisdictions in which they were most prevalent. A recurrence of an outbreak of any kind of epidemic, communicable disease, virus or major public health issue could cause a slowdown in the levels of economic activity generally (or push the world or local economies into recession), which would be reasonably likely to adversely affect the business, financial condition and operations of Neuberger Berman, the Adviser and the Fund. Should these or other major public health issues, including pandemics, arise or spread farther (or continue to worsen), Neuberger Berman, the Adviser and the Fund could be adversely affected by more stringent travel restrictions (such as mandatory quarantines and social distancing), additional limitations on Neuberger Berman's, the Adviser's, or the Fund's operations and business activities and governmental actions limiting the movement of people and goods between regions.

The section of the Memorandum entitled "Risk Factors and Potential Conflicts of Interest – Risk Factors – Valuation Risk" is replaced in its entirety as follows:

Valuation Risk

In light of the illiquid nature of the Interests, and of interests in the Portfolio Funds and other securities in which the Fund may invest, any valuation made by the Adviser of the Interests and Fund investments will be based on the Adviser's good faith determination as to the fair value of those interests. There can be no assurance, however, that the values assigned in good faith by the Adviser to the Interests, interests in Portfolio Funds, or other Fund investments will equal or approximate the price at which they may be sold or otherwise liquidated or disposed of from time to time. In particular, the impact of the recent COVID-19 pandemic is likely to lead to adverse impacts on valuations and other financial analyses for current and future periods.

PART C
OTHER INFORMATION

Part C of this Registration Statement should be read in conjunction with Parts A and B. Capitalized terms used in this Part C and not otherwise defined have the meanings given them in Parts A and B of this Registration Statement.

ITEM 25.	FINANCIAL STATEMENTS AND EXHIBITS

(1)	Financial Statements: Registrant has no assets and financial statements are omitted.
(2)	Exhibits:
	(a)(1)	Amended and Restated Certificate of Limited Partnership.(1)
	(a)(2)	Limited Partnership Agreement.(2)
	(b)	Not Applicable.
	(c)	Not Applicable.
	(d)	See Item 25(2)(a)(2).
	(e)	Not Applicable.
	(f)	Not Applicable.
	(g)	Not Applicable.
	(h)	Form of Placement Agency Agreement.(1)
	(i)	Not Applicable.
	(j)	Form of Custody Agreement.(2)
	(k)(1)	Form of Administration and Accounting Services Agreement.(2)
	(k)(2)	Form of Subscription Agreement(1)
	(l)	Not Applicable.
	(m)	Not Applicable.
	(n)	Not Applicable.
	(o)	Not Applicable.
	(p)	Not Applicable.
	(q)	Not Applicable.
	(r)	Code of Ethics of Registrant and its Investment Adviser and Sub-Adviser.(1)
	(1)	Incorporated by reference to the corresponding exhibit of the Registrant’s Registration Statement on Form N-2 filed on April 26, 2019.
	(2)	Incorporated by reference to the corresponding exhibit of Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 filed on July 26, 2019 ("Amendment No. 1").

ITEM 26.	MARKETING ARRANGEMENTS

Not Applicable.

ITEM 27.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*
Legal fees
Blue Sky fees
Printing
Miscellaneous
Total
* Incorporated by reference to Amendment No. 1.

ITEM 28.	PERSONS CONTROLLED BY OR UNDER COMMON CONTROL

After completion of the private offering of Interests, the Registrant expects that no person will be directly or indirectly under common control with the Registrant, except that the Registrant may be deemed to be controlled by the Investment Adviser. Information regarding the ownership of the Investment Adviser is set forth in its Form ADV as filed with the SEC (File No. 801-61757). Information regarding the ownership of the Sub-Adviser is set forth in its Form ADV as filed with the SEC (File No. 801-70009).

ITEM 29.	NUMBER OF HOLDERS OF SECURITIES

Set forth below is the number of record holders as of March 31, 2020, of each class of securities of the Registrant:

Title of Class: Limited Partnership Interests

Number of Record Holders: None

ITEM 30.	INDEMNIFICATION

Registrant’s Partnership Agreement contains provisions limiting the liability, and providing for indemnification, of the Registrant’s Directors and officers under certain circumstances. The Registrant hereby undertakes that it will apply the indemnification provision of the Partnership Agreement in a manner consistent with Release 40-11330 of the Securities and Exchange Commission under the 1940 Act so long as the interpretation of Section 17(h) and 17(i) of the 1940 Act remains in effect.

Registrant, in conjunction with the Investment Adviser and Registrant’s Board, maintains insurance on behalf of any person who is an Independent Director, officer, employee, or agent of Registrant, against certain liability asserted against him or her and incurred by him or her or arising out of his or her position. Registrant will not pay that portion of the premium, if any, for insurance to indemnify any such person for any act for which Registrant itself is not permitted to indemnify.

ITEM 31.	BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER

A description of any other business, profession, vocation, or employment of a substantial nature in which the investment adviser of the Registrant, and each member, director, executive officer, or partner of any such investment adviser, is or has been, at any time during the past two fiscal years, engaged in for his or her own account or in the capacity of member, trustee, officer, employee, partner or director, is set forth in the Offering Memorandum in the section entitled “Management.”

ITEM 32.	LOCATION OF ACCOUNTS AND RECORDS

All applicable accounts, books and documents required to be maintained by the Registrant by Section 31(a) of the 1940 Act and the Rules promulgated thereunder are in the possession and custody of the Registrant’s administrator, UMB Fund Services, Inc., located at 235 W. Galena Street, Milwaukee, WI 53212, with the exception of certain documents which are in the possession and custody of the Investment Adviser, located at 1290 Avenue of the Americas, New York, NY 10104 and 53 State Street, 13th Floor, Boston, MA 02109. Registrant is informed that all applicable accounts, books and documents required to be maintained by registered investment advisers are in the custody and possession of the Investment Adviser.

ITEM 33.	MANAGEMENT SERVICES

Not Applicable.

ITEM 34.	UNDERTAKINGS

Not Applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and the State of New York on the 31st day of March, 2020.

NB Crossroads Private Markets Fund VI Advisory LP

By:	NB Crossroads PMF VI GP LLC as its general partner

By:	/s/ James Bowden
Name:	James Bowden
Authorized Signatory

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, NB Crossroads Private Markets Fund VI Holdings LP has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and the State of New York on the 31st day of March, 2020.

NB Crossroads Private Markets Fund VI Holdings LP

By:	NB Crossroads PMF VI GP LLC as its general partner

By:	/s/ James Bowden
Name:	James Bowden
Authorized Signatory